Filed pursuant to Rule 433
Dated April 19, 2018

Relating to
Preliminary Pricing Supplement No. 505 dated April 19, 2018 to
 Registration Statement No. 333-221595

Global Medium-Term Notes, Series I

Fixed/Floating Rate Senior Notes Due 2024
Fixed/Floating Rate Senior Notes Due 2039

Fixed/Floating Rate Senior Notes Due 2024
Issuer:	Morgan Stanley
Principal Amount:	$2,750,000,000
Maturity Date:	April 24, 2024
Trade Date:	April 19, 2018
Original Issue Date (Settlement):	April 24, 2018 (T+3)
Interest Accrual Date:	April 24, 2018
Issue Price (Price to Public):	100.00%
Agents’ Commission:	0.35%
All-in Price:	99.65%
Net Proceeds to Issuer:	$2,740,375,000
Fixed Rate Period:	From and including the Original Issue Date to but excluding April 24, 2023
Floating Rate Period:	From and including April 24, 2023 to but excluding the Maturity Date
Interest Rate:
During the Fixed Rate Period, 3.737% per annum; during the Floating Rate Period, the Base Rate plus 0.847% (to be determined by the Calculation Agent on the second London banking day prior to each Interest Reset Date)

Base Rate:	LIBOR
Spread (plus or minus):	Plus 0.847%
Index Maturity:	Three months
Index Currency:	U.S. Dollars
Interest Reset Dates:	Each Interest Payment Date commencing April 24, 2023, provided that the April 24, 2023 Interest Reset Date shall not be adjusted for a non-Business Day
Interest Reset Period:	Quarterly
Interest Payment Periods:	During the Fixed Rate Period, semiannual; during the Floating Rate Period, quarterly
Interest Payment Dates:
With respect to the Fixed Rate Period, each April 24 and October 24, commencing October 24, 2018 to and including April 24, 2023; with respect to the Floating Rate Period, each January 24, April 24, July 24 and October 24, commencing July 24, 2023 to and including the Maturity Date

Day Count Convention:	During the Fixed Rate Period, 30/360; during the Floating Rate Period, Actual/360
Optional Redemption:
Optional Make-Whole Redemption, on or after October 24, 2018 and prior to April 24, 2023, in whole at any time or in part from time to time, as described in the below-referenced Prospectus under the heading “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Optional Make-whole Redemption of Debt Securities,” provided that (A) the make-whole redemption price shall be equal to the greater of: (i) 100% of the principal amount of such notes to be redeemed and (ii) the sum of (a) the present value of the payment of principal on such notes to be redeemed and (b) the present values of the scheduled payments of interest on such notes to be redeemed that would have been payable from the date of redemption to April 24, 2023 (not including any portion of such payments of interest accrued to the date of redemption), each discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 15 basis points, as calculated by the premium calculation agent; plus, in either case, accrued and unpaid interest on the principal amount being redeemed to the redemption date and (B)

“comparable treasury issue” means the U.S. Treasury security selected by the premium calculation agent as having a maturity comparable to the remaining term of the notes to be redeemed as if the notes matured on April 24, 2023 (“remaining life”) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining life.
In addition, the Issuer may, at its option, redeem the notes, in whole but not in part, on April 24, 2023, on at least 10 but not more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest on the notes to but excluding the redemption date. See “Description of Debt Securities – Redemption and Repurchase of Debt Securities – Notice of Redemption” in the below-referenced Prospectus.  If the notes are redeemed prior to their stated maturity date, you may have to re-invest the proceeds in a lower interest rate environment.

Specified Currency:	U.S. Dollars (“$”)
Minimum Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	61744Y AQ1
ISIN:	US61744YAQ17
Issuer Ratings:	A3 (Moody’s) / BBB+ (Standard & Poor’s) / A (Fitch) / A- (R&I) / A (high) (DBRS) (Stable / Stable / Stable / Stable / Stable)
Agents:	Morgan Stanley & Co. LLC and such other agents as shall be named in the Pricing Supplement for the notes.
Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg
Prohibition of Sales to EEA Retail Investors:	Applicable

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Fixed/Floating Rate Senior Notes Due 2039
Issuer:	Morgan Stanley
Principal Amount:	$1,000,000,000
Maturity Date:	April 22, 2039
Trade Date:	April 19, 2018
Original Issue Date (Settlement):	April 24, 2018 (T+3)
Interest Accrual Date:	April 24, 2018
Issue Price (Price to Public):	100.000%
Agents’ Commission:	0.875%
All-in Price:	99.125%
Net Proceeds to Issuer:	$991,250,000
Fixed Rate Period:	From and including the Original Issue Date to but excluding April 22, 2038
Floating Rate Period:	From and including April 22, 2038 to but excluding the Maturity Date
Interest Rate:
During the Fixed Rate Period, 4.457% per annum; during the Floating Rate Period, the Base Rate plus 1.431% (to be determined by the Calculation Agent on the second London banking day prior to each Interest Reset Date)

Base Rate:	LIBOR
Spread (plus or minus):	Plus 1.431%
Index Maturity:	Three months
Index Currency:	U.S. Dollars
Interest Reset Dates:	Each Interest Payment Date commencing April 22, 2038, provided that the April 22, 2038

Interest Reset Date shall not be adjusted for a non-Business Day
Interest Reset Period:	Quarterly
Interest Payment Periods:	During the Fixed Rate Period, semiannual; during the Floating Rate Period, quarterly
Interest Payment Dates:
With respect to the Fixed Rate Period, each April 22 and October 22, commencing October 22, 2018 to and including April 22, 2038; with respect to the Floating Rate Period, each January 22, April 22, July 22 and October 22, commencing July 22, 2038 to and including the Maturity Date

Day Count Convention:	During the Fixed Rate Period, 30/360; during the Floating Rate Period, Actual/360
Optional Redemption:
Optional Make-Whole Redemption, on or after October 22, 2018 and prior to April 22, 2038, in whole at any time or in part from time to time, as described in the below-referenced Prospectus under the heading “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Optional Make-whole Redemption of Debt Securities,” provided that (A) the make-whole redemption price shall be equal to the greater of: (i) 100% of the principal amount of such notes to be redeemed and (ii) the sum of (a) the present value of the payment of principal on such notes to be redeemed and (b) the present values of the scheduled payments of interest on such notes to be redeemed that would have been payable from the date of redemption to April 22, 2038 (not including any portion of such payments of interest accrued to the date of redemption), each discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 20 basis points, as calculated by the premium calculation agent; plus, in either case, accrued and unpaid interest on the principal amount being redeemed to the redemption date and (B) “comparable treasury issue” means the U.S. Treasury security selected by the premium calculation agent as having a maturity comparable to the remaining term of the notes to be redeemed as if the notes matured on April 22, 2038 (“remaining life”) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining life.
In addition, the Issuer may, at its option, redeem the notes, in whole but not in part, on April 22, 2038, on at least 10 but not more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest on the notes to but excluding the redemption date. See “Description of Debt Securities – Redemption and Repurchase of Debt Securities – Notice of Redemption” in the below-referenced Prospectus.  If the notes are redeemed prior to their stated maturity date, you may have to re-invest the proceeds in a lower interest rate environment.

Specified Currency:	U.S. Dollars (“$”)
Minimum Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	61744Y AR9
ISIN:	US61744YAR99
Issuer Ratings:	A3 (Moody’s) / BBB+ (Standard & Poor’s) / A (Fitch) / A- (R&I) / A (high) (DBRS) (Stable / Stable / Stable / Stable / Stable)
Agents:	Morgan Stanley & Co. LLC and such other agents as shall be named in the Pricing Supplement for the notes.
Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg
Prohibition of Sales to EEA Retail Investors:	Applicable

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.

Prospectus Supplement dated November 16, 2017
Prospectus dated November 16, 2017

No PRIIPs KID – No PRIIPs key information document (KID) has been prepared as the notes are not available to retail investors in the EEA.